UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) December 21, 2007 (December 20, 2007)

ALFA CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	0-11773	63-0838024
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2108 East South Boulevard P.O. Box 11000, Montgomery, Alabama	36191-0001
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (334) 288-3900

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

As previously reported, on November 4, 2007, Alfa Corporation (“Alfa Corp.”) entered into an Agreement and Plan of Merger (the “Agreement”) with Alfa Mutual Insurance Company (“AMI”), Alfa Mutual Fire Insurance Company (together with AMI, the “Mutual Group”), and Alfa Delaware Merger Sub., Inc., a Delaware corporation and wholly owned subsidiary of the Mutual Group (“Merger Sub”). Under the terms of the Agreement, Merger Sub will be merged with and into Alfa Corp. (the “Merger”), and as a result of the Merger, the separate corporate existence of Merger Sub will cease with Alfa Corp. continuing as the surviving corporation. The Mutual Group collectively owns approximately 53.9% of Alfa Corp.’s common stock, par value $1.00 per share (“Common Stock”), on a fully-diluted basis. At the effective time of the Merger, each share of Common Stock outstanding (other than shares owned by the Mutual Group, Merger Sub, Alfa Corp. and its wholly owned subsidiaries, holders of shares subject to certain company awards, and holders who have perfected and not withdrawn a demand for appraisal rights) will be cancelled and converted into the right to receive $22.00 in cash, without interest. As a result of the Merger, Alfa Corp. will be wholly owned by the Mutual Group.

Following the July 17, 2007 announcement of the proposal by the Mutual Group and Alfa Mutual General Insurance Company (“AMG”) to acquire the outstanding Common Stock not owned by the Mutual Group and AMG at the price of $17.60 per share, certain putative class actions were filed on behalf of the Alfa Corp. public stockholders in the Delaware Court of Chancery and in the Circuit Court of Montgomery County, Alabama, naming Alfa Corp. and its board of directors, AMI, AMF and AMG as defendants, collectively. On August 16, 2007 and on August 29, 2007, orders were entered that consolidated the actions filed in Delaware. On October 29, 2007, an order was entered that consolidated the actions filed in Alabama.

On November 7, 2007, the counsel to the parties in the above referenced Alabama consolidated action entered into a Memorandum of Understanding to settle such action, subject to approval of the court. Under the terms of the Memorandum of Understanding, the Mutual Group agreed to pay $22.00 per share to acquire the outstanding shares of Common Stock of Alfa Corp. that it does not own. As further consideration, lead counsel to the Alabama consolidated action were provided an opportunity to review and comment on the preliminary proxy statement. The Memorandum of Understanding also provided for confirmatory discovery, which has been completed.

On November 9, 2007 a policyholder of AMI filed a purported class action and derivative action against AMI in the Circuit Court of Macon County, Alabama. The policyholder contends that the Merger is not in the best interest of the policyholders of the Mutual Group. Plaintiffs assert purported claims for the alleged impairment of AMI’s assets. The Plaintiffs seek to enjoin the proposed acquisition, other injunctive relief, and unspecified damages, costs and attorneys’ fees. Alfa Corp. believes that this action is without merit.

On November 21, 2007, certain policyholders of the Mutual Group and AMG filed a purported class action and derivative action against Alfa Corp., the Mutual Group and AMG and certain of their officers and directors in the Circuit Court of Walker County, Alabama. The policyholders contend that the Merger is not in the best interest of the policyholders of the Mutual Group and AMG and will unjustly enrich the Defendants. Plaintiffs assert purported claims for breach of fiduciary duty and unjust enrichment. The Plaintiffs seek to enjoin the proposed acquisition, other injunctive relief, and unspecified damages, costs and attorneys’ fees. Alfa Corp. believes that this action is without merit.

On December 20, 2007, the counsel to the parties in the above referenced Delaware consolidated action entered into a Memorandum of Understanding to settle such action, subject to approval of the court. Under the terms of the Memorandum of Understanding, counsel to the Delaware consolidated action will be provided an opportunity to review and comment on the preliminary proxy statement. The parties to the Delaware litigation also participated in confirmatory discovery along with the parties to the above referenced action in the Circuit Court of Montgomery County, Alabama.

The above referenced actions filed by the policyholders of the Mutual Group and AMG in the Circuit Court of Macon County and the Circuit Court of Walker County, Alabama remain pending.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALFA CORPORATION

Date December 21, 2007	By:	/s/ Stephen G. Rutledge
Stephen G. Rutledge
Senior Vice President,
Chief Financial Officer and
Chief Investment Officer